Exhibit 4.5

CONSENT OF STIKEMAN ELLIOTT LLP

Dated: October 30, 2017

We hereby consent to the references to our firm name and opinion under the headings “Eligibility for Investments” and “Certain Canadian Federal Income Tax Considerations” in each case in the Information Circular that forms a part of the Registration Statement on Form F-8 dated October 30, 2017 filed by METRO Inc. under the Securities Act of 1933, as amended (the “Act”). In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

By: /s/ STIKEMAN ELLIOTT LLP
STIKEMAN ELLIOTT LLP